Exhibit 99.1

October 31, 2018

SiteOne Landscape Supply Announces Third Quarter 2018 Earnings

Third Quarter 2018 Highlights (compared to Third Quarter 2017)

•	Net sales increased by 15% to $578.5 million

•	Organic Daily Sales increased by 5%

•	Gross profit increased by 19% to $191.0 million; gross margin expanded 110 basis points to 33.0%

•	Net income increased by 77% to $29.9 million

•	Adjusted EBITDA increased by 24% to $60.0 million; Adjusted EBITDA margin expanded by 80 basis points to 10.4%

•	Net cash flow provided by operating activities increased by 310% to $70.1 million

•	Completed four acquisitions: Landscape Express, Kirkwood, Stone Center, and CentralPro with approximately $75 million in combined annualized revenue

Post-Quarter Highlights:

•	Completed the acquisition of C&C Sand & Stone in October

ROSWELL, Ga. — (BUSINESS WIRE) — SiteOne® Landscape Supply, Inc. (the “Company” or “SiteOne”) (NYSE: SITE) announced earnings for its third quarter ended September 30, 2018 (“Third Quarter 2018”).

“The SiteOne team delivered double-digit topline growth, expanded our adjusted EBITDA margin and generated robust cash flow, despite weather and inflationary headwinds during the quarter,” said Doug Black, SiteOne’s Chairman and CEO. “The combination of hurricane Florence and an overall very wet September delayed our fall season and moderated our organic sales growth to 5% from a higher pace in May and June. In addition, we continued to experience rising cost inflation in the quarter and our teams remained focused and disciplined in working with our customers to pass through these higher costs. Given these conditions, we are very pleased to have delivered a strong performance. Further, we continued to execute our acquisition strategy by adding four outstanding companies during the quarter and one more in October. With good underlying market demand and a healthy acquisition pipeline, we remain confident in the opportunities for SiteOne as we continue to execute our strategies and create a company of excellence.”

Third Quarter 2018 Results

Net sales for the Third Quarter 2018 increased to $578.5 million, or 15%, compared to $502.4 million for the prior-year period. Organic Daily Sales increased 5% compared to the prior-year period. Momentum from May and June continued into July, however, market growth decelerated as the quarter progressed and was impacted by wet weather during September. Acquired sales growth was approximately $53.9 million, or 11% of the overall growth for the quarter.

Gross profit increased to $191.0 million, or 19%, compared to $160.3 million for the prior-year period. Gross margin expanded by 110 bps to 33.0% for the Third Quarter 2018. The increase in gross margin was due to improved pricing and margin contribution from acquisitions, partially offset by higher material and freight costs.

Selling, general and administrative expenses (“SG&A”) in the Third Quarter 2018 increased to $151.8 million from $128.1 million in the same period last year, primarily due to the additional contribution from acquisitions and continued investment in strategic initiatives, including e-Commerce.

Net income for the Third Quarter 2018 increased to $29.9 million, compared to $16.9 million for the same period in the prior year. The increase in net income for the quarter is attributable to organic sales growth, contribution from acquisitions and a lower tax rate.

Adjusted EBITDA increased to $60.0 million for the Third Quarter 2018, compared to Adjusted EBITDA of $48.4 million for the prior-year period.

Outlook

“Our fall season has been impacted by hurricanes and wet weather in certain key markets which is preventing our customers from making up the spring shortfall,” Doug Black continued. “Additionally, the short-term dampening effect of significant cost inflation has impeded our gross margin improvement for the full year. As a result, we are updating our 2018 Adjusted EBITDA guidance to be in the range of $175 million to $180 million.”

“Looking forward, we see solid underlying market conditions supported by robust customer backlogs and we expect the above average cost inflation to continue. Accordingly, we expect our base business organic sales growth to remain steady and the market growth to extend into 2019. We are well-positioned to improve gross margin while beginning to achieve operating leverage on SG&A – both of which should support good adjusted EBITDA expansion in 2019 and beyond.”

Reconciliation for the forward-looking full-year 2018 Adjusted EBITDA outlook is not being provided, as the Company does not currently have sufficient data to accurately estimate the variables and individual adjustments for such reconciliation.

Conference Call Information

SiteOne management will host a conference call today, October 31, 2018, at 8:00 a.m. Eastern Time, to discuss the Company’s financial results. The conference call may be accessed by dialing (877) 705-6003 (domestic) or (201) 493-6725 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13684033. The replay will be available until 11:59 p.m. (ET) on November 14, 2018.

Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company's website at http://investors.siteone.com. The online replay will be available for 30 days on the same website immediately following the call. A slide presentation highlighting the Company’s results and key performance indicators will also be available on the Investor Relations section of the Company’s website.

To learn more about SiteOne, please visit the company's website at http://investors.siteone.com.

About SiteOne Landscape Supply, Inc.

SiteOne Landscape Supply, Inc. is the largest and only national wholesale distributor of landscape supplies in the United States and has a growing presence in Canada. Its customers are primarily residential and commercial landscape professionals who specialize in the design, installation and maintenance of lawns, gardens, golf courses and other outdoor spaces.

Investor Relations Contact:

SiteOne Landscape Supply, Inc.
Pascal Convers
Executive Vice President, Strategy, Development and Investor Relations
470-270-7011
investors@siteone.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Federal Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements relating to our 2018 Adjusted EBITDA outlook. Some of the forward-looking statements can be identified by the use of terms such as “may,” “intend,” “might,” “will,” “should,” “could,” “would,” “expect,” “believe,” “estimate,” “anticipate,” “predict,” “project,” “potential,” or the negative of these terms, and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors emerge from time to time that may cause our business not to develop as we expect, and it is not possible for us to predict all of them. Factors that may cause actual results to differ materially from those expressed or implied by the forward-looking statements include, but are not limited to, the following: cyclicality in residential and commercial construction markets; general economic and financial conditions; weather conditions, seasonality and availability of water to end-users; laws and government regulations applicable to our business that could negatively impact demand for our products; public perceptions that our products and services are not environmentally friendly; competitive industry pressures; product shortages and the loss of key suppliers; product price fluctuations; inventory management risks; ability to implement our business strategies and achieve our growth objectives; acquisition and integration risks; increased operating costs; and other risks, as described in Item 1A, “Risk Factors,” and elsewhere in our Annual Report on Form 10-K for the fiscal year ended December 31, 2017.

Non-GAAP Financial Information

This release includes certain financial information, not prepared in accordance with U.S. GAAP. Because not all companies calculate non-GAAP financial information identically (or at all), the presentations herein may not be comparable to other similarly titled measures used by other companies. Further, these measures should not be considered substitutes for the information contained in the historical financial information of the Company prepared in accordance with U.S. GAAP that is set forth herein.

We present Adjusted EBITDA in order to evaluate the operating performance and efficiency of our business. Adjusted EBITDA represents EBITDA as further adjusted for items permitted under the covenants of our credit facilities. EBITDA represents our net income (loss) plus the sum of income tax (benefit), depreciation and amortization and interest expense, net of interest income. Adjusted EBITDA is further adjusted for stock-based compensation expense, (gain) loss on sale of assets and other non-cash items, financing fees, other fees and expenses related to acquisitions and other non-recurring income (loss). Adjusted EBITDA does not include pre-acquisition acquired Adjusted EBITDA. Adjusted EBITDA is not a measure of our liquidity or financial performance under GAAP and should not be considered as an alternative to net income, operating income or any other performance measures derived in accordance with GAAP, or as an alternative to cash flow from operating activities as a measure of our liquidity. The use of Adjusted EBITDA instead of net income has limitations as an analytical tool. Because not all companies use identical calculations, our presentation of Adjusted EBITDA may not be comparable to other similarly titled measures of other companies, limiting its usefulness as a comparative measure. Net debt is defined as long-term debt (net of issuance costs and discounts) plus capital leases, net of cash and cash-equivalents on our balance sheet. Leverage Ratio is defined as Net Debt to trailing twelve months Adjusted EBITDA. Free Cash Flow is defined as Cash Flow from Operating Activities, less capital expenditures. We define Organic Daily Sales as Organic Sales divided by the number of Selling Days in the relevant reporting period. We define Organic Sales as Net sales, including Net sales from newly-opened greenfield stores, but excluding Net sales from acquired branches until they have been under our ownership for at least four full fiscal quarters at the start of the fiscal year. Selling Days are the number of business days, excluding Saturdays, Sundays and holidays, that SiteOne branches are open during the relevant reporting period.

SiteOne Landscape Supply, Inc.

Consolidated Balance Sheets (Unaudited)

(In millions, except share and per share data)

Assets	September 30, 2018	December 31, 2017
Current assets:
Cash and cash equivalents	$23.4	$16.7
Accounts receivable, net of allowance for doubtful accounts of $5.8 and $4.7, respectively	306.3	219.9
Inventory, net	426.5	338.3
Income tax receivable	11.6	2.7
Prepaid expenses and other current assets	45.3	24.3
Total current assets	813.1	601.9

Property and equipment, net	86.8	75.5
Goodwill	144.0	106.5
Intangible assets, net	154.3	112.8
Other assets	12.5	14.0
Total assets	$1,210.7	$910.7

Liabilities and Equity
Current liabilities:
Accounts payable	$197.4	$124.1
Current portion of capital leases	5.6	4.9
Accrued compensation	38.8	40.1
Long term debt, current portion	4.5	3.5
Accrued liabilities	53.1	33.2
Total current liabilities	299.4	205.8

Other long-term liabilities	11.6	16.8
Capital leases, less current portion	9.6	6.8
Deferred tax liabilities	16.3	8.4
Long-term debt, less current portion	569.7	460.1
Total liabilities	906.6	697.9

Commitments and contingencies

Stockholders' equity:
Common stock, par value $0.01; 1,000,000,000 shares authorized; 40,824,246 and 39,977,181 shares issued, and 40,803,335 and 39,956,270 shares outstanding at September 30, 2018 and December 31, 2017, respectively	0.4	0.4
Additional paid-in capital	239.8	227.8
Retained earnings (accumulated deficit)	62.2	(15.1)
Accumulated other comprehensive income (loss)	1.7	(0.3)
Total equity	304.1	212.8
Total liabilities and equity	$1,210.7	$910.7

SiteOne Landscape Supply, Inc.

Consolidated Statements of Operations

(In millions, except share and per share data)

	Three Months Ended		Nine Months Ended
	September 30, 2018	October 1, 2017	September 30, 2018	October 1, 2017

Net sales	$578.5	$502.4	$1,637.7	$1,446.0
Cost of goods sold	387.5	342.1	1,108.3	982.4
Gross profit	191.0	160.3	529.4	463.6

Selling, general and administrative expenses	151.8	128.1	428.7	368.4
Other income	2.3	1.6	6.0	3.8
Operating income	41.5	33.8	106.7	99.0

Interest and other non-operating expenses, net	9.2	6.2	23.8	19.0
Net income before taxes	32.3	27.6	82.9	80.0
Income tax expense	2.4	10.7	6.9	29.4
Net income	29.9	16.9	76.0	50.6

Net income per common share:
Basic	$0.74	$0.42	$1.88	$1.27
Diluted	$0.70	$0.41	$1.78	$1.23
Weighted average number of common shares outstanding:
Basic	40,664,488	39,779,852	40,360,969	39,713,486
Diluted	42,746,803	41,373,375	42,650,088	41,247,133

SiteOne Landscape Supply, Inc.

Consolidated Statements of Cash Flows (Unaudited)

(In millions)

	Nine Months Ended
	September 30, 2018	October 1, 2017
Cash Flows from Operating Activities:
Net income	$76.0	$50.6
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation	15.7	12.9
Stock-based compensation	6.1	4.5
Amortization of software and intangible assets	22.6	18.8
Amortization of debt related costs	2.4	2.2
Loss on extinguishment of debt	0.7	0.1
(Gain) loss on sale of equipment	(0.3)	0.2
Other	(0.4)	(0.1)
Changes in operating assets and liabilities, net of the effects of acquisitions:
Receivables	(67.7)	(73.5)
Inventory	(58.7)	(69.4)
Income tax receivable	(7.6)	(1.1)
Prepaid expenses and other assets	(13.3)	(19.0)
Accounts payable	57.6	54.6
Income tax payable	—	3.5
Accrued expenses and other liabilities	8.6	1.1
Net Cash Provided by (Used In) Operating Activities	$41.7	$(14.6)

Cash Flows from Investing Activities:
Purchases of property and equipment	(11.5)	(10.3)
Purchases of intangible assets	(4.6)	—
Acquisitions, net of cash acquired	(126.3)	(66.9)
Proceeds from the sale of property and equipment	2.6	0.3
Net Cash Used In Investing Activities	$(139.8)	$(76.9)

Cash Flows from Financing Activities:
Equity proceeds from common stock	6.2	1.3
Borrowings under term loan	447.4	299.5
Repayments under term loan	(350.3)	(299.4)
Borrowings on asset-based credit facility	336.6	319.6
Repayments on asset-based credit facility	(323.8)	(216.9)
Payments of debt issuance costs	(2.4)	(1.0)
Payments on capital lease obligations	(4.6)	(3.9)
Payments of acquisition related contingent obligations	(3.8)	—
Other financing activities	(0.4)	(0.1)
Net Cash Provided By Financing Activities	$104.9	$99.1

Effect of exchange rate on cash	(0.1)	0.2
Net Change In Cash	6.7	7.8

Cash and cash equivalents:
Beginning	16.7	16.3
Ending	$23.4	$24.1

Supplemental Disclosures of Cash Flow Information:
Cash paid during the year for interest	19.3	18.3
Cash paid during the year for income taxes	14.5	27.5

Supplemental Disclosures of Noncash Investing and Financing Information:
Acquisition of property and equipment through capital leases	6.3	5.7

SiteOne Landscape Supply, Inc.

Adjusted EBITDA Reconciliation

(In millions, unaudited)

	2018			2017				2016
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3	Qtr 2	Qtr 1	Qtr 4
Net income (loss)	$29.9	$63.1	$(17.0)	$4.0	$16.9	$44.2	$(10.5)	$(5.6)
Income tax (benefit) expense	2.4	14.7	(10.2)	(11.4)	10.7	26.3	(7.6)	(4.1)
Interest expense, net	9.2	8.0	6.6	6.2	6.2	6.6	6.2	6.7
Depreciation and amortization	14.1	12.5	11.7	11.4	11.1	10.8	9.8	9.6
EBITDA	55.6	98.3	(8.9)	10.2	44.9	87.9	(2.1)	6.6
Stock-based compensation(a)	1.9	2.1	2.1	1.4	1.5	1.6	1.4	1.3
(Gain) loss on sale of assets(b)	(0.3)	0.1	(0.1)	0.4	—	0.1	0.1	0.1
Financing fees(c)	0.7	—	—	0.2	0.4	1.1	—	1.1
Acquisitions and other adjustments(d)	2.1	2.5	1.8	3.1	1.6	1.6	1.8	2.1
Adjusted EBITDA(e)	$60.0	$103.0	$(5.1)	$15.3	$48.4	$92.3	$1.2	$11.2

(a)	Represents stock-based compensation expense recorded during the period.
(b)	Represents any gain or loss associated with the sale of assets not in the ordinary course of business.
(c)	Represents fees associated with our debt refinancing and debt amendments, as well as fees incurred in connection with our secondary offerings.
(d)	Represents professional fees, retention and severance payments, and performance bonuses related to historical acquisitions. Although we have incurred professional fees, retention and severance payments, and performance bonuses related to acquisitions in several historical periods and expect to incur such fees and payments for any future acquisitions, we cannot predict the timing or amount of any such fees or payments.
(e)	Adjusted EBITDA excludes any earnings or loss of acquisitions prior to their respective acquisition dates for all periods presented.

SiteOne Landscape Supply, Inc.

Organic Daily Sales to Net sales Reconciliation

(In millions, except Selling Days; unaudited)

	2018			2017
	Qtr 3	Qtr 2	Qtr 1	Qtr 3	Qtr 2	Qtr 1
Net sales	$578.5	$687.8	$371.4	$502.4	$608.6	$335.0
Organic Sales	498.2	609.1	337.9	476.0	578.3	329.4
Acquisition contribution(a)	80.3	78.7	33.5	26.4	30.3	5.6
Selling Days	63	64	64	63	64	64
Organic Daily Sales	$7.9	$9.5	$5.3	$7.6	$9.0	$5.1

(a)	Represents Net sales from acquired branches that have not been under our ownership for at least four full fiscal quarters at the start of the 2018 fiscal year.